EXHIBIT 10.45


                             DISTRIBUTION AGREEMENT

THIS AGREEMENT (THE "AGREEMENT") IS MADE AND ENTERED INTO AS OF, FEBRUARY 10, 1994 BY AND BETWEEN DISTRIBUPRO, INC., A CALIFORNIA CORPORATION, WITH OFFICES AT 1288 MCKAY DRIVE, SAN JOSE, CALIFORNIA 95131 ("DISTRIBUPRO") AND GALACTICOMM, INC., A CORPORATION, WITH OFFICES AT 4101 SW 47TH AVENUE, SUITE 101, FORT LAUDERDALE, FL 33314 ("VENDOR").

                                   WITNESSETH

     WHEREAS, Vendor desires to grant to DistribuPro, DistribuPro desires to obtain, the right to sell and distribute computer products marketed by Vendor pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF DISTRIBUTION RIGHTS

1.1 Vendor hereby grants to DistribuPro, and DistribuPro hereby accepts, the nonexclusive worldwide right to distribute all computer products marketed by Vendor during the term of this Agreement, including those products listed on Exhibit A hereto (the "Products").

1.2 Each purchase of Products hereunder shall include a transferable license of the software contained in such Products.

1.3 Vendor acknowledges that DistribuPro has the right to distribute any other products, including computer products which competes with the Products.

2. TERM

2.l The Term of this Agreement shall be for a period of one (l) year commencing on the Effective Date, and continuing thereafter from year to year until terminated by either party as set forth in this Agreement (the "Term").

2.1 The Term of this Agreement shall be automatically renewed for successive one year periods following expiration of the initial or any subsequent term of this Agreement, unless either party gives written notice to the contrary to the other party not less than 30 days prior to the expiration of the then current term, in which event this Agreement shall expire at the end of the then current term.


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3. SHIPMENT AND DELIVERY OF PRODUCTS

3.1 Vendor shall deliver all Products ordered by DistribuPro within 10 days after receipt of a DistribuPro Product order with respect to such Products. If, in the event that said Products are not received in 15 days, Vendor must, at DistribuPro's request, provide overnight delivery of these Products at no charge to DistribuPro. Delivery of the Products shall be F.O.B. DistribuPro or the destination specified in the related Product order. Title and risk of loss or damage with respect to any of the Products to be delivered shall pass from Vendor to DistribuPro after receipt of such Products.

3.2 If necessary, Vendor agrees to deliver Products to a third party location ("drop skip") if requested by DistribuPro. Delivery of the Products shall be F.O.B. the destination specified in the related Product order.

3.3 Vendor agrees to use its reasonable best efforts to maintain sufficient inventory to permit it to fill DistribuPro's orders on a timely basis. If a shortage of any Products in Vendor's inventory exists in spite of Vendor's efforts, Vendor shall allocate to DistribuPro at least as many units of the Products which are made available by Vendor to any other customer.

3.4 After each shipment to DistribuPro an invoice shall be sent to DistribuPro that includes DistribuPro's order number, a description of the Products shipped, and their price and applicable discount. Vendor shall also provide to DistribuPro, on a monthly basis, a current statement of account, listing all invoices outstanding and any payments made and credits given since the date of the previous month's statement.

3.5 DistribuPro shall not be required to purchase any minimum amount or quantity of the Products.

3.6 All Units of Products being ordered and delivered to DistribuPro for resale must be coded with the ABCD bar code standard, UPC Version A bar code.

4. PURCHASE PRICE

4.1 The purchase price and applicable discount for units of the Products ordered by DistribuPro pursuant to this Agreement is set forth on Exhibit A hereto, which is incorporated in this Agreement by reference. The purchase price includes any license fee with respect to the software contained in such units and is exclusive of taxes. The current suggested retail list price for each Product currently manufactured or marketed by Vendor is set forth on EXHIBIT A.

4.2 The suggested retail list price of any Product may be changed only upon 60 days' prior written notice given by Vendor to DistribuPro. In the event that Vendor shall reduce the price of a Product, or offer the Product at a lower price to any other party, including


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by raising the discount offered, Vendor shall credit DistribuPro for the difference between the invoice price charged to DistribuPro and the reduced price for each unit of Product remaining in inventory by DistribuPro as of the effective date of such price reduction.

4.3 Vendor will also credit DistribuPro for the difference between the invoice price charged to DistribuPro and the reduced price for each unit of Products held in inventory by DistribuPro's customers as of the effective date of such price reduction if DistribuPro's customers shall request such credit. In addition, price protection shall be extended to DistribuPro for one hundred twenty (120) days from the effective date of any suggested retail price decrease for any unit of Products to cover Products returned to DistribuPro through the dealers' stock balancing programs.

4.4 Vendor represents and warrants that the Product prices herein offered to DistribuPro are the best prices available to any distributor of the Products, and covenants that all prices for Products made available to DistribuPro during the term of this Agreement shall be the best prices available to any distributor of the Products.

5. PAYMENT

5.1 Vendor agrees that the initial order will be invoiced on a net 90 day basis from date of receipt of the Products. Vendor agrees the initial Product order will be subject to a 90 day return period for unsold merchandise. All subsequent invoices shall be paid on a net 45 day basis from date of DistribuPro's receipt of the Products.

6. PRODUCT SUPPORT

6.1 Vendor agrees to promptly report to DistribuPro all suspected or reported Product problems or defects.

6.2 At the request of DistribuPro, Vendor shall provide to DistribuPro a reasonable number (but no less than two) demonstration units of each of the Products to aid DistribuPro and its staff in the support and promotion of Product. All units provided will be maintained by DistribuPro in good condition, reasonable wear and tear excepted.

7. STOCK BALANCING AND PRODUCT UPGRADES

7.1 DistribuPro may balance its stock at no cost per Product on any unopened Product for product credit or cash refund at the election of DistribuPro. Shipping costs will be borne by DistribuPro.

7.2 DistribuPro will, before returning any Product for stock balancing, upgrading or any other purpose, receive from Vendor, a return merchandise authorization number before Product is shipped and Vendor shall not unreasonably withhold or delay the issuance of such number to DistribuPro. In the event that, notwithstanding the foregoing, Vendor's issuance of a return merchandise authorization number is unreasonably withheld


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or delayed, DistribuPro may in such case return Product to Vendor without a return merchandise authorization number.

7.3 Vendor agrees to provide DistribuPro with 30 days prior written notice of any Product version changes, packaging changes or any other changes which may render current Products unsalable. In the event of any of the above changes which renders the old version unsalable or obsolete, Vendor will replace all unsold Products on a dollar for dollar basis. All freight charges incurred by DistribuPro in returning the Product and all freight charges incurred for the purpose of shipping replacement Product shall be borne by Vendor.

7.4 In the event that a Product is found to be defective by DistribuPro's technical staff, Vendor agrees to replace the defective Product at no cost to DistribuPro. All freight charges incurred by DistribuPro in returning the Product and all freight charges incurred for the purpose of shipping replacement Products shall be borne by Vendor.

7.5 In the event that there are Product problems or defects, DistribuPro shall have the right to return all Products for a full refund. All freight charges incurred by DistribuPro in returning the Products shall be borne by Vendor.

7.6 In the event Vendor recalls any or all of the Products due to defects, revisions, or upgrades, Vendor shall pay all of DistribuPro's expenses in connection with such recall.

7.7 In the event Vendor shall discontinue any Product, or declare any Product to be obsolete, Vendor shall notify DistribuPro sixty (60) days in advance of such discontinuation or declaration of obsolescence. DistribuPro shall have the right to return all units of such Product then in DistribuPro's inventory to Vendor, for credit in the amount of the price paid for the aggregate number of units of such Product so returned, less any previously applied credits. Such credit shall be applied to any uncontested, outstanding amounts due to Vendor by DistribuPro with respect to the Products. In the event (i) no uncontested amounts are due to Vendor by DistribuPro; or (ii) the amount of such uncontested amount due to Vendor is not equal to the amount of such credit, Vendor shall pay DistribuPro the full amount or remaining balance of such credit promptly upon written request by DistribuPro. Vendor agrees to pay all freight charges on shipments of discontinued Product.

7 8 Vendor shall have the option to review DistribuPro's inventory level and sell through rates of Vendor's Products but, no more often than once per month.

8. PRODUCT WARRANTIES; INDEMNITY

8.1 Vendor represents and warrants that the Products will perform in conformance with their published specifications.


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8.2 Vendor is solely responsible for the design, development, supply, production and performance of the Products. Vendor agrees to defend, indemnify and hold DistribuPro harmless from any third party claim, loss, damage, expense or liability (including attorneys' fees and costs) arising out of distribution or use of the Products, or arising out of, in whole or in part, infringement, or any claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products.

9. TERMINATION

9.1 Either party may terminate this Agreement upon not less than 30 days' prior written notice in the event of a material breach by the other party of this Agreement and the failure of such other party to cure such breach within said 30 day period.

9.2 Either party may terminate this Agreement at any time if (a) a receiver is appointed for the other party or its property, (b) the other party makes, or attempts to make, an assignment for the benefit of its creditors, (c) any proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtor's relief law, (d) the other party liquidates or dissolves or attempts to liquidate or dissolve.

9.3 Upon expiration or termination of this Agreement for any reason, DistribuPro shall, for a period of 60 days, have the right to return to Vendor all or a portion of the Products remaining in DistribuPro's inventory and Vendor agrees to repurchase each such Product at the Purchase Price, which amount, shall be credited to DistribuPro's account. In the event that no outstanding balance exists, DistribuPro will be issued a refund. Shipping charges shall be borne by DistribuPro for returns under this section.

9.4 DistribuPro shall have the right to use Vendor's trade names, trademarks and service marks to promote DistribuPro's inventory of Products after the expiration or termination of this Agreement, which right shall survive expiration or termination hereof.

10. ADVERTISING

10.1 DistribuPro shall have the right to utilize Vendor's trade name and any trademarks and service marks associated with advertising and promotional materials. Vendor shall use diligent efforts in accordance with industry standards to advertise and promote each Product, any unit of which is in DistribuPro's inventory and shall cooperate with DistribuPro in advertising and promoting each Product. Such advertising and promotion may take the form of direct mailing, catalog production, tradeshow displays, product promotions or product pricing promotions.

10.2. Vendor shall provide DistribuPro product launch funds in the amount of $TBD to be utilized by DistribuPro, in accordance with the launch plan developed by DistribuPro and vendor, to launch and otherwise conduct initial marketing activities for the Products of Vendor to Dealers and has been pre-approved by Vendor. DistribuPro shall provide to Vendor an accounting of all costs and expenditures actually incurred by DistribuPro in


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performing the activities set forth on the product launch plan and shall render invoices to Vendor for such initial marketing activities. Invoices rendered hereunder shall be paid by Vendor within thirty (30) days after receipt. The cost of this product launch shall not be deducted from the marketing development fund defined in paragraph 10.4, and must be preapproved by Vendor.

10.3 Vendor agrees to provide DistribuPro with promotional materials at no cost to DistribuPro.

10.4 Vendor grants DistribuPro a marketing development fund for Products purchased by DistribuPro from Vendor to the extent that DistribuPro or its dealers use the allowance for any advertising and promoting which features the Products and has been pre-approved by Vendor. Upon receipt of reasonable evidence of advertising expenditures, Vendor agrees to credit the amount of any such expenditures against future purchases by DistribuPro, or if requested by DistribuPro pay such amount to DistribuPro within 30 days of Vendor's receipt of an invoice therefor.

10.5 Dealer marketing development funds provided by Vendor to DistribuPro may be passed by DistribuPro to its Dealers to promote Vendor's products. Such passthrough Dealer marketing development funds will have no bearing on DistribuPro's marketing development fund accrual pursuant to this Agreement.

11. MISCELLANEOUS

11.1 Except as otherwise provided herein, no remedy made available to either party hereto by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity.

11.2 The failure of either party to exercise any of its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by either party of such breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement. Any waiver of the performance of any of the terms or conditions of this Agreement shall be effective only if in writing and signed by the party against which such waiver is to be enforced.

11.3 All notices and other communications herein provided for shall be sent by postage prepaid, registered or certified mail, return receipt requested, or delivered personally to the parties at their respective addresses as set forth on the first page of this Agreement or to such other address as either party shall give to the other party in the manner provided herein for giving notice. Notice by mail shall be considered given on the date received. Notice delivered personally shall be considered given at the time it is delivered.


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11.4 This Agreement shall be construed and enforced in accordance with the laws of the State of California which are applicable to the construction and enforcement of contracts between parties resident in California which are entered into and fully performed in California. Any action or proceeding brought by either party hereto against the other arising out of or related to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the county of Santa Clara, California, and both parties hereby consent to the jurisdiction of such courts for that purpose.

11.5 This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

11.6 In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

11.7 Any reference herein to a section shall constitute a reference to all subsections thereof.

11.8 This Agreement constitutes the entire understanding and agreement between DistribuPro and Vendor with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties.

     In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized representatives as of the respective dates indicated below.

DISTRIBUPRO, INC.                       VENDOR:


By: /s/ F.S. WYSOCKI                    By:/s/ SCOTT J. BRINKER
   -----------------------                 -----------------------

Name:  F.S. Wysocki                     Name: Scott J. Brinker
     ---------------------                   ---------------------

Title:                                  Title: President
     ---------------------                   ---------------------

Date:     2/2/94                        Date:     2/4/94
     ---------------------                   ---------------------


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EXHIBIT A

Payment Terms

Payments to Supplier with respect to all Products received by DistribuPro shall be as set forth:

PRODUCT/VER              MEDIA        PART#        WT         MSRP      COST
------------------------------------------------------------------------------














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EXHIBIT A
PAYMENT TERMS



                  LICENSED PRODUCTS AND DISTRIBUTOR PRICE LIST


PRODUCT                                         RETAIL PRICE       DIST. PRICE
------------------------------------------------------------------------------

The Major BBS Version 6.1, 2-user                 $259.00             $116.55

CONNECTIVITY OPTIONS
User Six-Pack*                                    $249.00             $749.40
Advanced LAN Option*                              $645.00             $451.50
X.25 Software Option*                             $935.00             $654.50

ADD-ON OPTIONS
RIP____ Add-on Option                             $249.00             $174.30
German Language Add-on Option                     $249.00             $174.30
Spanish Language Add-on Option                    $249.00             $174.30
The Major Database Add-on Option                  $495.00             $346.50
Shopping Mail Add-on Option                       $249.00             $149.40
Fax/Online Add-on Option                          $249.00             $149.40
Search and Retrieve Add-on Option                 $199.00             $119.40
Dial-Out Add-on Option                            $199.00             $119.40
Major Gateway/Internet Add-on Option              $249.00             $149.40
Entertainment Collection Add-on Option            $249.00             $149.40
Kyrandia Add-on Option                            $199.00             $119.40
Major QWK-mail Add-on Option                      $199.00             $119.40
Sysop Flash Pack*                                  $199.00             $119.40

C SOURCE CODE
Developer's C Source Kit                          $385.00             $269.50
Extended C Source Suite                           $560.00             $392.00
Fax/Online Developer's Kit                        $ 99.00             $ 59.40
The Major Database C Source Code                  $735.00             $514.50
Shopping Mall C Source Code                       $370.00             $259.00
Search and Retrieve C Source Code                 $295.00             $206.50
Dial-Out C Source Code                            $295.00             $206.50
Entertainment Collection C Source Code            $370.00             $259.00
Kyrandia C Source Option                          $295.00             $206.50
Major QWK-mail C Source Code                      $295.00             $206.50

MULTI-USER HARDWARE
GalactiBoard                                      $575.00             $460.00
GalactiBox (unpopulated)                          $1695.00            $1356.00
PC XNet Card                                      $1295.00            $1036.00


These prices do not include shipping
Updates and ASUP _____(ILLEGIBLE)
*These items _________(ILLEGIBLE)